Exhibit 16



March 11, 1997

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Thinking Tools, Inc. and, under the date of August 16, 1996, we reported on the financial statements of Thinking Tools, Inc. as of and for the two years ended December 31, 1995. On February 27, 1997, our appointment as principal accountants was terminated. We have read Thinking Tools, Inc.'s statements included under Item 4 of its Form 8-K dated February 28, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in (1) the second paragraph, related to the net proceeds of the offering and the use thereof, (2) the fifth paragraph, related to the hiring of a President and Chief Executive Officer and a Chief Financial Officer, and (3) the sixth paragraph, related to consultation with Deloitte & Touche. In addition, we are not in a position to agree or disagree with the statement that the change was approved by the board of directors.

Very truly yours,

/s/ KPMG Peat Marwick LLP

                                     - 3 -